Exhibit 10.23

CONFIDENTIAL TREATMENT REQUESTED

LICENSE AGREEMENT

This LICENSE AGREEMENT (“Agreement”) is entered into as of December 2, 2013 (“Effective Date”) by and between ReGenX Biosciences, LLC, a limited liability company organized under the laws of the State of Delaware, with offices at 750 17th Street, NW, Suite 1100, Washington, DC 20006 USA (“Licensor”), and Lysogene Société par Actions Simplifiée, a simplified joint stock company organized under the laws of France, with offices at 52 rue de la Boetie, 75008 - Paris, France (“Licensee”). Licensor and Licensee are hereinafter referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, Licensor has rights under certain Licensed Patents (as defined herein) pertaining to adeno-associated virus serotype rh10; and

WHEREAS, Licensee desires to obtain an exclusive license under the Licensed Patents under the terms set forth herein;

NOW, THEREFORE, in consideration of the promises and covenants contained in this Agreement, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE 1: DEFINITIONS

1.1 “AAVrh10” means (a) the recombinant adeno-associated virus serotype rh10 vector with the specified sequence set forth in GenBank **** and (b) any recombinant adeno-associated virus derivatives of such serotype rh10 vector that are covered by the claims of the Licensed Patents.

1.2 “Affiliate” means any legal entity directly or indirectly controlling, controlled by, or under common control with another entity. For purposes of this Agreement, “control” means the direct or indirect ownership of more than 50% of the outstanding voting securities of a legal entity, or the right to receive more than 50% of the profits or earnings of a legal entity, or the right to control the policy decisions of a legal entity.

1.3 “Calendar Quarter” means each three-month period or any portion thereof, beginning on January 1, April 1, July 1, and October 1.

1.4 “Confidential Information” means and includes all technical information, inventions, developments, discoveries, software, know-how, methods, techniques, formulae, animate and inanimate materials, data, processes, finances, business operations or affairs, and other proprietary ideas, whether or not patentable or copyrightable, of either Party that are (a) marked or otherwise identified as confidential or proprietary at the time of disclosure in writing; or (b) if disclosed orally, visually, or in another non-written form, identified as confidential at the time of disclosure and summarized in reasonable detail in writing as to its general content within 30 days after original disclosure. The Parties acknowledge that (i) the terms and conditions of this Agreement and (ii) the records and reports referred to in Section 3.6 will be deemed the Confidential Information of both Parties, regardless of whether, such information is marked or identified as confidential. In addition, information provided to Licensee pursuant to the provisions of Section 7.1 will be deemed the Confidential Information of Licensor, regardless of whether such information is marked or identified as confidential. Notwithstanding the foregoing,

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Confidential Information will not include the following, in each case, to the extent evidenced by competent written proof of the Receiving Party:

1.4.1 information that was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;

1.4.2 information that was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

1.4.3 information that became generally available to the public or otherwise part of the public domain after its disclosure, other than through any act or omission of the Receiving Party in breach of this Agreement;

1.4.4 information that is independently discovered or developed by the Receiving Party without the use of Confidential Information of the Disclosing Party; or

1.4.5 information that was disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others.

1.5 “Disclosing Party” has the meaning set forth in Section 5.1.

1.6 “Domain Antibody” ****.

1.7 “FDA” means the United States Food and Drug Administration, or a successor agency in the United States with responsibilities comparable to those of the United States Food and Drug Administration.

1.8 “Field” means the treatment of the Sanfilippo syndrome Type A (MPSIII Type A) in humans by in vivo gene therapy using AAVrh10.

1.9 “GSK Agreement” means that certain License Agreement entered into between Licensor and SmithKline Beecham Corporation, effective on March 6, 2009, as amended by that certain Amendment to License Agreement dated April 15, 2009, and as amended from time to time.

1.10 “Licensed Patents” means (a) all United States patents and patent applications listed in Exhibit A, and (b) any re-examination certificates thereof, and their foreign counterparts and extensions, continuations, divisionals, and re-issue applications.

1.11 “Licensed Product” means (a) any AAVrh10 product that is made, made for, used, sold, offered for sale, or imported by Licensee, its Affiliates and any of its or their Sublicensees, the manufacture, use, sale, offer for sale, or import of which -product, in the absence of the license grafted pursuant to this Agreement, would infringe or is covered by at least one Valid Claim in the country of manufacture, use, sale, offer for sale, or imp*, including products manufactured by a process that would infringe or is covered by at least one Valid Claim in the country of manufacture, use, sale, offer for sale, or import; or (b) any service with respect to the

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administration of AAVrh10 product to patients that, in the absence of the licenses granted pursuant to this Agreement, would infringe or is covered by at least one Valid Claim in the country of sale.

1.12 “NDA” means a New Drug Application filed with the FDA as described in 21 C.F.R. § 314, a Biological License Application (BLA) pursuant to 21 C.F.R. § 601.2, or any equivalent or any corresponding application for regulatory approval in any country or regulatory jurisdiction other than the United States.

1.13 “Net Sales” means the gross receipts from sales or other disposition of a Licensed Product (including fees for services within the definition of “Licensed Product”) by Licensee and/or its Affiliates and/or any Sublicensees to Third Parties less the following deductions that are directly attributable to a sale, specifically and separately identified on an invoice or other documentation and actually borne by Licensee, its Affiliates, or any Sublicensees: ****. In the event consideration other than cash is paid to Licensee, its Affiliates, or any Sublicensees, for purposes of determining Net Sales, the Parties shall use the cash consideration that Licensee, its Affiliates, or any ‘Sublicensees would realize from an unrelated buyer in an arm’s length sale of an identical item sold in the same quantity and at the time and place of the transaction, as determined jointly by Licensor and Licensee based on transactions of a similar type and standard industry practice, if any.

1.14 “Penn Agreement” means that certain License Agreement entered into between Licensor and The Trustees of the University of Pennsylvania, effective on February 24, 2009, as amended by that letter agreement dated March 6, 2009, and as amended from time to time.

1.15 “Phase 3 Clinical Trial” means a pivotal clinical trial in humans performed to gain evidence with statistical significance of the efficacy of a product in a target population, and to obtain expanded evidence of safety for such product that is needed to evaluate the overall benefit-risk relationship of such product, to form the basis for approval of an NDA and to provide an adequate basis for physician labeling, as described in 21 C.F.R. § 312.21(c) or the corresponding regulation in jurisdictions other than the United States.

1.16 “Prosecute” means preparation, filing, and prosecuting patent applications and maintaining patents, including any reexaminations, reissues, oppositions, and interferences.

1.17 “Receiving Party” has the meaning set forth in Section 5.1.

1.18 “Retained Rights” has the meaning set forth in Section 2.2.

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1.19 “Sublicensee” means any Third Party or Affiliate to whom Licensee grants a sublicense of some or all of the rights granted to Licensee under this Agreement as permitted by this Agreement.

1.20 “Third Party” means any person or entity other than a Party to this Agreement or Affiliates of a Party to this Agreement.

1.21 “Valid Claim” means a claim of an issued and unexpired patent (including any patent claim the term of which is extended by any extension, supplementary protection certificate, patent term restoration, or the like) included within the Licensed Patents or a claim of a pending patent application included within the Licensed Patents, which has not lapsed, been abandoned, been held revoked, or been deemed unenforceable or invalid by a non-appealable decision or an appealable decision from which no appeal was taken within the time allowed for such appeal of a court or other governmental agency of competent jurisdiction.

ARTICLE 2: LICENSE GRANT

2.1 License Grant. Subject to the terms and conditions of this Agreement, including the Retained Rights, Licensor hereby grants to Licensee an exclusive (even as to Licensor), sublicensable (as provided in Section 2.4 only), non-transferable (except as provided in Section 10.2), royalty-bearing, worldwide license, under the Licensed Patents to make, have made, use, import, sell, and offer for sale Licensed Products solely in the Field, including, for the avoidance of doubt, the right to conduct research and development.

2.2 Retained Rights. Except for the rights and licenses specified in Section 2.1, no license or 1 other rights are granted to Licensee under any intellectual property of Licensor, whether by implication, estoppel, or otherwise, whether any such intellectual property dominates or is dominated by the Licensed Patents. Notwithstanding anything to the contrary in this Agreement, Licensor may use and permit others to use the Licensed Patents for any research, development, commercial, or other purposes outside of the Field. Without limiting the foregoing, and notwithstanding anything in this Agreement to the contrary, Licensee acknowledges and agrees to the following rights retained by Licensor and its direct and indirect licensors (individually and collectively, the “Retained Rights”), whether inside or outside the Field:

2.2.1 The rights and licenses granted in Section 2.1 shall not include any right (and Licensor and its direct and indirect licensors retain the exclusive (even as to Licensee), fully sublicensable right) under the Licensed Patents to make, have made, use, sell, offer to sell, and import Domain Antibodies that are expressed by an adeno-associated vector, including AAVrh10.

2.2.2 Licensor and its direct and indirect licensors retain the following rights with respect to the Licensed Patents:

(a)	A non-exclusive, sublicensable right under the Licensed Patents to make, have made, use, sell, offer to sell, and import products that deliver RNA interference and antisense drugs using an adeno-associated vector, including AAVrh10; and

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(b)	A non-exclusive right for Licensor’s direct and indirect licensors (which right is sublicensable by such licensors) to use the Licensed Patents for non-commercial research purposes and to use the Licensed Patents for such licensors’ discovery research efforts with non-profit organizations and collaborators.

2.2.3 The rights and licenses granted in Section 2.1 shall not include any right (and Licensor retains the exclusive (even as to Licensee), fully sublicensable right) under the Licensed Patents:

(a)	to conduct commercial reagent and services businesses, which includes the right to make, have made, use, sell, offer to sell, and import research reagents, including any viral vector construct; provided that, for clarity, such rights retained by Licensor shall not include the right to conduct clinical trials in humans in the Field; or

(b)	to use the Licensed Patents to provide services to any Third Parties; provided that Licensee’s license under Section 2.1 does include the right to provide the service of the administration of Licensed Products to patients.

2.2.4 Licensor retains the fully sublicensable right under the Licensed Patents to grant non-exclusive research and development licenses to Affiliates and Third Parties; provided that such development rights granted by Licensor shall not include the right to conduct clinical trials in humans in the Field or any rights to sell products in the Field.

2.2.5 The University of Pennsylvania may use and permit other non-profit organizations or other non-commercial entities to use the Licensed Patents for educational, research, and other non-commercial purposes.

2.3 Government Rights. Licensee acknowledges that the United States government retains certain rights in intellectual property funded in whole or part under any contract, grant, or similar agreement with a federal agency. The license grant hereunder is expressly subject to all applicable United States government rights, including any applicable requirement that products resulting from such intellectual property sold in the United States must be substantially manufactured in the United States.

2.4 Sublicensing.

2.4.1 The license granted pursuant to Section 2.1 is sublicensable by Licensee to any Affiliates or Third Parties; provided that any such sublicense must comply with the provisions of this Section 2.4 (including Section 2.4.2).

2.4.2 The right to sublicense granted to Licensee under this Agreement is subject to the following conditions:

(a)	Licensee may grant sublicenses **** but only pursuant to a written sublicense agreement with the Sublicensee. Licensor must

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receive written notice as soon as practicable following execution of any such sublicenses.

(b)	In each sublicense agreement, the Sublicensee must be required to comply with the terms and conditions of this Agreement to the same extent as Licensee has agreed and must acknowledge that Licensor is an express third party beneficiary of such terms and conditions under such sublicense agreement.

(c)	The official language of any sublicense agreement shall be English.

(d)	Within **** after entering into a sublicense, Licensor must receive a copy of the sublicense written in the English language for Licensor’s records and to share with Licensor’s direct and indirect licensors. The copy of the sublicense may be redacted to exclude confidential information of the applicable Sublicensee, but such copy shall not be redacted to the extent that it impairs Licensor’s (or any of its direct or indirect licensors’) ability to ensure compliance with this Agreement; provided that, if any of Licensor’s direct or indirect licensors require a complete, unredacted copy of the sublicense, Licensee shall provide such complete, unredacted copy.

(e)	Licensee’s execution of a sublicense agreement will not relieve Licensee of any of its obligations under this Agreement. Licensee is and shall remain **** to Licensor for all of Licensee’s duties and obligations contained in ‘this Agreement and for any act or omission of an Affiliate or Sublicensee that would be a breach of this Agreement if performed or omitted by Licensee, and Licensee will be deemed to be in breach of this Agreement as a result of such act or omission.

2.5 Improvements.

2.5.1 Licensee hereby grants to Licensor a non-exclusive, worldwide, royalty-free, transferable, sublicensable, irrevocable, perpetual license:

(a)	to use any Licensed Back Improvements (and any intellectual property rights with respect thereto) consummate in scope to the Retained Rights, and

(b)	to practice the Licensed Back Improvements (and any intellectual property rights with respect thereto) in connection with AAVrh10, including the right to research, develop, make, have made, use, offer for sale, and sell products and services; provided that, during the term of this Agreement, Licensor shall have no right, under the license in this Section 2.5.1(b), to practice the Licensed Back Improvements in the Field.

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2.5.2 For purposes of this Agreement, “Licensed Back Improvements” means any patentable modifications or improvements developed by Licensee, any Affiliates, or any Sublicensees to any vector that is the subject of a claim within the Licensed Patents.

2.5.3 Licensee agrees to provide prompt notice to Licensor upon the filing of any patent application covering any Licensed Back Improvement, together with a reasonably detailed description of or access to such Licensed Back Improvement to permit the practice of any such invention or improvement by Licensor or its direct or indirect licensors or licensees as provided for in Section 2.5.1 above.

ARTICLE 3: CONSIDERATION

3.1 Initial Fee. In consideration of the license granted to Licensee under Section 2.1, Licensee shall pay Licensor an initial fee of $500,000, of which ****will be paid upon the Effective Date and ****will be paid upon the **** of the ****provided that such **** portion of the initial fee will be immediately payable upon any termination of this Agreement prior to the **** of the Effective Date.

3.2 Annual Maintenance Fee. In consideration of the license granted to Licensee under Section 2.1, Licensee shall pay Licensor on-going annual maintenance fees of **** on each anniversary of the Effective Date.

3.3 Milestone Fees. In consideration of the license granted to Licensee under Section 2.1, Licensee shall pay Licensor the following milestone payments:

	Milestone	Milestone Payment
1.	First treatment in Phase 3 Clinical Trial (i.e., first patient, first dose)	****
2.	NDA submission in the United States	****
3.	NDA submission in the European Union	****
4.	NDA approval in the United States	****
5.	NDA approval in the European Union	****
6.	First rolling 12-month period during which aggregate Net Sales are greater than $50.0 million	****

For clarity, the milestone payments set forth in this Section 3.3 are payable **** with respect to the first Licensed Product that achieves the milestone event, ****. To the extent that the development milestone in this Section 3.3 (i.e., first treatment in Phase 3 Clinical Trial) has not been paid at the time of achievement of either NDA submission milestone, then, upon the achievement of either of such NDA submission milestones, the preceding unpaid development milestone payment shall be made in addition to the payment corresponding to the NDA submission milestone that has been achieved.

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3.4 Royalties. In further consideration of the license granted to Licensee under Section 2.1, Licensee shall pay to Licensor the following royalties based upon Net Sales of Licensed Products:

Cumulative Annual Net Sales of all Licensed Products Worldwide	Royalty Percentage
Portion of Net Sales less than $300 million	****
Portion of Net Sales between (and including) $300 million through (and including) $600 million	****
Portion of Net Sales greater than $600 million	****

By way of example, if the cumulative annual Net Sales of all Licensed Product worldwide equal $700,000,000 in a calendar year, the royalty rate on the first $299,999,999 of such Net Sales will be ****, the royalty rate on the next $300,000,002 of such Net Sales will be ****, and the royalty rate on the remaining $99,999,999 of such Net Sales will be ****.

3.4.1 Third Party Royalties Stacking Provision. If Licensee must obtain a license from a Third Party to avoid infringement of such Third Party’s rights in order to manufacture, use, or commercialize a given Licensed Product and if the royalties required to be paid to such Third Party for such license, together with those royalties payable to Licensor, in the aggregate, exceed **** of Net Sales for any Licensed Product, then the royalty owed to Licensor for that Licensed Product will be reduced by an amount calculated as follows:

STACKING ROYALTY CALCULATIONS

R = (C * (A / (A+B)))

Where

R = reduction of Licensor royalty,

A = unreduced Licensor royalty,

B = sum of all Third Party royalties,

C = increment of projected total royalty above ****

Example Calculation:

assume:

i)	all Third Party royalties = ****

ii)	unreduced Licensor royalty =****

iii)	projected total royalty = ****

R = (****–****) * (**** / (**** + ****))

R = **** * ****

R = ****

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Licensor Stacked Royalty = **** – **** = ****

Notwithstanding the foregoing, Licensee will pay to Licensor no less than **** of the royalties that Licensee would otherwise pay to Licensor with respect to Net Sales of Licensee if there were no royalties due to Third Parties.

3.4.2 Royalty Payment Period. Licensee’s obligation hereunder for payment of a royalty under this Section 3.4 on the Net Sales of Licensed Products in a given country will end on a country-by-country basis when all Valid Claims in that country claiming the Licensed Product have expired, lapsed, been abandoned, or been invalidated.

3.5 Sublicense Fees.

3.5.1 In further consideration of the license granted to Licensee under Section 2.1, Licensee will pay Licensor a percentage of any sublicense fees (including upfront payments and milestone payments) received by Licensee for the Licensed Patents from any Sublicensee or from any person or entity granted any option to obtain a sublicense. The applicable percentage due to Licensor for each sublicense (or option) shall be as follows:

Event	Sublicense Fee Rate
If sublicensed (or optioned) on or before the third anniversary of the Effective Date	****
If sublicensed (or optioned) after the third anniversary of the Effective Date	****

For the avoidance of doubt, with respect to an option to obtain a sublicense, if a sublicense is later granted as a result of the exercise of such option, the sublicense fees applicable to such sublicense will be determined by reference to the date the original option was granted, not the date the actual sublicense was granted.

3.5.2 With respect to the obligations under this Section 3.5, Licensee shall not be required to submit any amounts received from a Third Party for the following:

(a)	Reimbursement for research, development, and/or manufacturing activities performed by Licensee corresponding directly to the development of Licensed Products pursuant to a specific agreement;

(b)	Consideration received for the purchase of an equity interest in Licensee at fair market value or in the form of loans at commercially reasonable rates of interest; and

(c)	Any and all amounts paid to Licensee by a Sublicensee as royalties on sales of Licensed Product sold by the Sublicensee under a sublicense agreement.

3.5.3 To the extent Licensee receives payment from a Third Party relating to one or more of the milestone events set forth in the table in Section 3.3, then the amount of the payment

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made to Licensor under such Section 3.3 with respect to such milestone event shall not be deemed sublicense fees under this Section 3.5; instead, the amounts due under this Section 3.5 shall be calculated by applying the applicable sublicense fee rate set forth in Section 3.5.1 above to the sublicense fees received by Licensee from such Third Party after deducting the amount of the payment under Section 3.3. By way of example,

Assume:	(a) Sublicensee was granted a sublicense prior to the first anniversary of the Effective Date,

(b) Sublicensee achieves an NDA submission in the United States, and

(c) Sublicensee pays Licensee **** upon the achievement of such event.

Then, Licensee would owe Licensor ****, calculated as follows:

(i) **** pursuant to Section 3.3 (based on milestone event #2), and

(ii) **** pursuant to this Section 3.5, which is calculated as follows:

(x) the sublicense fee rate of **** multiplied by

(y) **** (which is determined by subtracting the **** milestone payment under Section 3.3 from the **** payment received from Sublicensee).

Alternatively:	(A) If Sublicensee paid Licensee nothing upon the achievement of an NDA submission in the United States, then Licensee would owe Licensor (1) **** pursuant to Section 3.3 (based on milestone event #2) and (2) no amounts under this Section 3.5; and

(B) If Sublicensee paid Licensee **** upon the achievement of an NDA submission in the United States, then Licensee would owe Licensor (1) **** pursuant to Section 3.3 (based on milestone event #2) and (2) no amounts under this Section 3.5.

3.5.4 If Licensee receives sublicense fees from Sublicensees or from any person or entity granted any option to obtain a sublicense under this Agreement in the form of non-cash consideration, then, at Licensor’s option, Licensee shall pay Licensor payments as required by this Section 3.5 (a) in the form of the non-cash consideration received by Licensee or (b) a cash payment determined based on the fair market value of such non-cash consideration.

3.6 Reports and Records.

3.6.1 Licensee must deliver to Licensor within **** after the end’ of each Calendar Quarter after the first commercial sale of a Licensed Product a report setting forth the calculation of the royalties due to Licensor for such Calendar Quarter, including:

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(a)	Number of Licensed Products included within Net Sales, listed by country;

(b)	Gross consideration for Net Sales of Licensed Product, including all amounts invoiced, billed, or received;

(c)	Qualifying costs to be excluded from the gross consideration, as described in Section 1.13, listed by category of cost;

(d)	Net Sales of Licensed Products listed by country;

(e)	A detailed accounting of any royalty reductions applied pursuant to Section 3.4.1;

(f)	Royalties owed to Licensor, listed by category; and

(g)	The computations for any applicable currency conversions.

3.6.2 Licensee shall pay the royalties due under Section 3.4 within **** following the last day of the Calendar Quarter in which the royalties accrue. Licensee shall send the royalty payments along with the report described in Section 3.6.1.

3.6.3 Within **** after the occurrence of a milestone event described in Section 3.3, Licensee must deliver to Licensor a report describing the milestone event that occurred, together with a payment of the applicable amount due to Licensor pursuant to Section 3.3. In addition, within **** after the receipt of sublicense fees from any Sublicensee as described in Section 3.5, Licensee must deliver to Licensor a report describing the fees received, together with a payment of the applicable amount due to Licensor pursuant to Section 3.5.

3.6.4 All financial reports under this Section 3.6 will be certified by the chief financial officer of Licensee.

3.6.5 Licensee shall maintain and require its Affiliates and all Sublicensees to maintain, complete and accurate books and records which enable the royalties, fees, and payments payable under this Agreement to be verified. The records must be maintained for **** after the submission of each report under Article 3. Upon reasonable prior written notice to Licensee, Licensee and its Affiliates and all Sublicensees will provide Licensor and/or its direct or indirect licensors (and their respective accountants) with access to all of the relevant books, records, and related background information required to conduct a review or audit of the royalties, fees, and payments payable to Licensor under this Agreement to be verified. Access will be made available: (a) during normal business hours; (b) in a manner reasonably designed to facilitate the auditing party’s review or audit without unreasonable disruption to Licensee’s business; and (c) no more than once each calendar year during the term of this Agreement and for a period of **** thereafter. Licensee will promptly pay to Licensor the amount of any underpayment determined by the review or audit, plus accrued interest. Licensor will promptly reimburse to License the amount of any overpayment determined by the review or audit, but no accrued interest will apply. If the review or audit determines that Licensee has underpaid any payment

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by **** or more, then Licensee will also promptly pay the costs and expenses of Licensor and or its direct or indirect licensors and accountants in connection with the review or audit.

3.7 Currency, Interest.

3.7.1 All dollar amounts referred to in this Agreement are expressed in United States dollars. All payments to Licensor under this Agreement must be made in United States dollars.

3.7.2 If Licensee receives payment in a currency other than United States dollars for which a royalty or fee or other payment is owed under this Agreement, then (a) the payment will be converted into United States dollars at the conversion rate for the foreign currency as published in the eastern edition of the Wall Street Journal, N.Y. edition, as of the last business day of the Calendar Quarter in which the payment was received by Licensee; and (b) the conversion computation will be documented by Licensee in the applicable report delivered to Licensor under Section 3.6.

3.7.3 All amounts that are not paid by Licensee when due will accrue interest from the date due until paid at a rate equal to 1.5% per month (or the maximum allowed by law, if less).

3.8 Taxes and Withholding.

3.8.1 All payments hereunder will be made free and clear of, and without deduction or deferment in respect of, and Licensee shall pay and be responsible for, and shall hold Licensor harmless from and against, any taxes, duties, levies, fees, or charges, including sales, use, transfer, excise, import, and value added taxes (including any interest, penalties, or additional amounts imposed with respect thereto) but excluding withholding taxes to the extent provided in Section 3.8.2. At the request of Licensee, Licensor will give Licensee such reasonable assistance, which will include the provision of documentation as may be ‘required by the relevant tax authority, to enable Licensee to pay and report and, as applicable, claim exemption from or reduction of, such tax, duty, levy, fee, or charge.

3.8.2 If any payment made by Licensee hereunder becomes subject to withholding taxes with respect to Licensor’s gross or net income under the laws of any jurisdiction, Licensee will deduct and withhold the amount of such taxes for the account of Licensor to the extent required by law and will pay the amounts of such taxes to the proper governmental authority in a timely manner and promptly transmit to Licensor appropriate proof of payment of such withholding taxes. At the request of Licensor, Licensee will give Licensor such reasonable assistance, which will include the provision of appropriate certificates of such deductions made together with other supporting documentation as may be required by the relevant tax authority, to enable Licensor to claim exemption from or reduction of, or otherwise obtain repayment of, such withholding taxes, and will upon request provide such additional documentation from time to time as is reasonably required to confirm the payment of withholding tax.

ARTICLE 4: DILIGENCE

4.1 Diligence Obligations. Licensee will use commercially reasonable efforts to develop, commercialize, market, promote, and sell Licensed Products in the Field. Commercially reasonable efforts means efforts equivalent to those utilized by ****

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****. Without limiting the foregoing, Licensee will achieve first treatment in a Phase 3 Clinical Trial (i.e., first patient, first dose) by no later than ****. Licensee will notify Licensor in writing as soon as Licensee believes in good faith that Licensee will not be able to achieve the foregoing milestone by the relevant deadline date, and, upon the payment to Licensor of **** within ****of the original deadline date, the deadline date for such milestone set will be extended for ****from the original deadline date; provided that Licensee will only be ****.

****.

4.2 Reporting. Within **** after the Effective Date and within **** of each December 1 thereafter, Licensee shall provide Licensor with written progress reports, setting forth in such detail as Licensor may reasonably request, the progress of the development, evaluation, testing, and commercialization of each Licensed Product. Licensee will also notify Licensor within **** of the first commercial sale by Licensee, its Affiliates, or any Sublicensees of each Licensed Product. Such a report (“Development Progress Report”), setting forth the current stage of development of Licensed Products, shall include:

4.2.1 Date of Development Progress Report and time covered by such report;

4.2.2 Major activities and accomplishments completed by Licensee, its Affiliates, and any Sublicensees relating directly to the Licensed Product since the last Development Progress Report;

4.2.3 Significant research and development projects relating directly to the Licensed Product currently being performed by Licensee, its Affiliates, and any Sublicensees and projected dates of completion;

4.2.4 A development plan covering the next two years at least, which will include future development activities to be undertaken by Licensee, its Affiliates, or any Sublicensees during the next reporting period relating directly to the Licensed Product, Licensee’s strategy to bring the Licensed Product to commercialization, and projected timeline for completing the necessary tasks to accomplish the goals of the strategy;

4.2.5 Projected total development remaining before product launch of each Licensed Product; and

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4.2.6 Summary of significant development efforts using the Licensed Patents being performed by Third Parties, including the nature of the relationship between Licensee and such Third Parties.

4.3 Confidential Information. The Parties agree that Development Progress Reports shall be deemed Licensee’s Confidential Information; provided that Licensor may share a copy of such reports with its direct and indirect licensors.

4.4 Improvements. Simultaneously with the Development Progress Report, Licensee shall deliver a detailed description of any Licensed Back Improvements, if not previously provided pursuant to Section 2.5.3.

ARTICLE 5: CONFIDENTIALITY

5.1 Treatment of Confidential Information. Each Party, as a receiving party (a “Receiving Party”), agrees that it will (a) treat Confidential Information of the other Party (the “Disclosing Party”) as strictly confidential; (b) not disclose such Confidential Information to Third Parties without the prior written consent of the Disclosing Party, except as may be permitted in this Agreement; provided that any disclosure permitted hereunder be under confidentiality agreements with provisions at least as stringent as those contained in this Agreement; and (c) not use such Confidential Information for purposes other than those authorized expressly in this Agreement. The Receiving Party agrees to ensure that its employees who have access to Confidential Information are obligated in writing to abide by confidentiality obligations at least as stringent as those contained under this Agreement.

5.2 Public Announcements. The Parties agree they will release a joint press release in the form attached hereto as Exhibit B. Any other press releases by either Party with respect to the other Party or any other public disclosures concerning the existence of or terms of this Agreement shall be subject to review and approval by the other Party. Once the joint press release or any other written statement is approved for disclosure by both Parties, either Party may make subsequent public disclosure of the contents of such statement without the further approval of the other Party.

5.3 Authorized Disclosure. Notwithstanding the provisions of Section 5.1 or 5.2, either Party may disclose Confidential Information or make such a disclosure of the existence of and/or terms of this Agreement to any ****; provided that, in each case, such recipient of Confidential Information is obligated to keep such information confidential on terms no less stringent than those set forth in this Agreement. Furthermore, Licensee agrees that Licensor may share a copy of this Agreement, reports and notices provided by Licensee to Licensor pursuant to the terms of this Agreement, and copies of sublicense agreements provided to Licensor hereunder with any of Licensor’s direct and indirect licensors of the Licensed Patents. In the event l that the Receiving Party receives service of legal process that purports to compel disclosure of the Disclosing Party’s Confidential Information 1 or becomes obligated by law to disclose the Confidential Information of the Disclosing Party or the existence of or terms of this Agreement to any governmental authority, the Receiving Party shall promptly notify the

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Disclosing Party, so that the Disclosing Party may seek an appropriate protective order or other remedy with respect to narrowing the scope of such requirement and/or waive compliance by the Receiving Party with the provisions of this Agreement. The Receiving Party will provide the Disclosing Party with reasonable assistance in obtaining such protective order or other remedy. If, in the absence of such protective order or other remedy, the Receiving Party is nonetheless required by law to disclose the existence of or terms of this Agreement or other Confidential Information of the Disclosing Party, the Receiving Party may disclose such Confidential Information without liability hereunder; provided that the Receiving Party shall furnish only such portion of the Confidential Information that is legally required to be disclosed and only to the extent required by law.

5.4 Term of Confidentiality. The obligations of this Article 5 shall continue for a period of **** following the expiration or termination of this Agreement.

ARTICLE 6: TERM AND TERMINATION

6.1 Term of Agreement. This Agreement, unless sooner terminated as provided in this Agreement, expires upon the expiration, lapse, abandonment, or invalidation of the last Valid Claim to expire, lapse, or become abandoned or unenforceable in all countries of the world.

6.2 Licensee’s Right to Terminate. Licensee may, upon 90 days’ prior written notice to Licensor, terminate this Agreement for any reason, with or without cause; provided that, if such termination notice is sent prior to the first anniversary of the Effective Date, such termination notice shall be accompanied by Licensee’s payment of $400,000 in satisfaction of the remainder of the initial fee under Section 3.1.

6.3 Termination for Breach.

6.3.1 Licensor may terminate this Agreement, if Licensee is late in paying to Licensor royalties, fees, or any other monies due under this Agreement, and Licensee does not pay Licensor in full within 15 days upon written demand from Licensor, which termination shall be effective immediately upon the expiration of such 15-day cure period.

6.3.2 Either Party may terminate this Agreement, if the other Party materially breaches this Agreement and does not cure such material breach within 30 days after written notice of the breach, which termination shall be effective immediately upon the expiration of such 30-day cure period.

6.4 Termination for Insolvency.

6.4.1 Licensor may terminate this Agreement, effective immediately upon written notice to Licensee, if Licensee or any of its Affiliates experiences any Trigger Event.

6.4.2 Licensee shall include in each sublicense agreement entered into with a Sublicensee a right of Licensee to terminate such sublicense agreement if such Sublicensee experiences any Trigger Event; and Licensee shall terminate the sublicense agreement, effective immediately upon written notice to the Sublicensee, if the Sublicensee experiences any Trigger Event. In addition, if the Sublicensee’s experiencing of a Trigger Event gives Licensor’s

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licensor a right of termination under the Penn Agreement, then, upon receipt of such notice, Licensor may terminate this Agreement, effective immediately upon written notice to Licensee, if any Sublicensee experiences any Trigger Event.

6.4.3 For purposes of this Section 6.4, “Trigger Event” means any of the following: (a) if Licensee, any Affiliate, or any Sublicensee, as applicable, (i) becomes insolvent, becomes bankrupt, or generally fails to pay its debts as such debts become due, (ii) is adjudicated insolvent or bankrupt, (iii) admits in writing its inability to pay its debts, (iv) suffers the appointment of a custodian, receiver, or trustee for it or its property and, if appointed without its consent, is not discharged within 30 days, (v) makes an assignment for the benefit of creditors, or (vi) suffers proceedings being instituted against it under any law related to bankruptcy, insolvency, liquidation, or the reorganization, readjustment, or release of debtors and, if contested by it, not dismissed or stayed within ten days; (b) the institution or commencement by Licensee, any Affiliate, or any Sublicensee, as applicable, of any proceeding under any law related to bankruptcy, insolvency, liquidation, or the reorganization, readjustment, or release of debtors; (c) the entering of any order for relief relating to any of the proceedings described in Section 6.4.3(a) or (b) above; (d) the calling by Licensee, any Affiliate, or any Sublicensee, as applicable, of a meeting of its creditors with a view to arranging a composition or adjustment of its debts; or (e) the act or failure to act by Licensee, any Affiliate, or any Sublicensee, as applicable, indicating its consent to, approval of, or acquiescence in any of the proceedings described in Section 6.4.3(b) through (d) above.

6.5 Patent Challenge.

6.5.1 Licensor may terminate this Agreement, effective immediately upon written notice to Licensee, upon the commencement by Licensee or any of its Affiliates of a Patent Challenge.

6.5.2 Licensee shall include in each sublicense agreement entered into with a Sublicensee a right of Licensee to terminate such sublicense agreement if such Sublicensee commences a Patent Challenge; and Licensee shall terminate the sublicense agreement, effective immediately upon written notice to the Sublicensee, if the Sublicensee commences a Patent Challenge. In addition, if the Sublicensee’s commencement of a Patent Challenge gives Licensor’s licensor a right of termination under the Penn Agreement, then, upon receipt of such notice, Licensor may terminate this Agreement, effective immediately upon written notice to Licensee, if any Sublicensee commences a Patent Challenge.

6.5.3 For purposes of this Section 6.5, “Patent Challenge” means any action against Licensor, the University of Pennsylvania, or any direct or indirect licensor of Licensor, including an action for declaratory judgment, to declare or render invalid or unenforceable the Licensed Patents, or any claim thereof

6.6 Effects of Termination. The effect of termination by Licensee pursuant to Section 6.2, by either Party, as applicable, under Section 6.3, or by Licensor pursuant to Section 6.4 or 6.5 shall be as follows:

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6.6.1 The licenses granted by Licensor hereunder shall terminate, and Licensee and its Affiliates shall cease to make, have made, use, import, sell, and offer for sale all Licensed Products and shall cease to otherwise practice the Licensed Patents; provided that Licensee, its Affiliates, and Sublicensees shall have the right to continue to sell their existing inventories of Licensed Products for a period not to exceed **** after the effective date of such termination;

6.6.2 All sublicenses granted to Third Parties to the extent of the rights licensed to Licensee hereunder and sublicensed to the Sublicensee shall be assigned to Licensee; provided that (i) prior to such assignment, Licensee shall advise Licensor whether such Sublicensee is then in full compliance with all terms and conditions of its sublicense and continues to perform thereunder, and, if such Sublicensee is not in full compliance or is not continuing to perform, Licensor may elect not to have such sublicense assigned; and (ii) following such assignment, Licensor shall not be liable to such Sublicensee with respect to any obligations of Licensee to the Sublicensee that are not consistent with, or not required by, Licensor’s obligations to Licensee under this Agreement;

6.6.3 If termination is by Licensee pursuant to Section 6.2 or by Licensor pursuant to Section 6.3, 6.4, or 6.5, Licensee shall grant, and hereby grants to Licensor a non-exclusive, perpetual, irrevocable, worldwide, royalty-free, transferable, sublicensable license under any patentable modifications or improvements (and any intellectual property rights with respect thereto) developed by Licensee, any Affiliates, or any Sublicensees to any vector that is the subject of a claim within any of the Licensed Patents, for use by Licensor for the research, development, and commercialization of products in any therapeutic indication;

6.6.4 Licensee shall pay all monies then-owed to Licensor under this Agreement, and, if applicable, Licensor shall pay all monies then-owed to Licensee under this Agreement;

6.6.5 The Parties acknowledge and agree that, if the GSK Agreement is terminated as described in Section 6.5 of the GSK Agreement, then, as provided in Section 6.5.2 thereof, Licensor will assign this Agreement to the licensor of the GSK Agreement to the extent this Agreement is related solely to the rights and products licensed to Licensor under the GSK Agreement; and

6.6.6 Each Receiving Party shall, at the other Party’s request, return all Confidential Information of the Disclosing Party. Notwithstanding the foregoing, one copy may be kept by either Party for a record of that Party’s obligations.

6.7 Survival. Licensee’s obligation to pay all monies due and owed to Licensor under this Agreement, and Licensor’s obligation to pay all monies due and owed to Licensee under this Agreement, in each case, which have matured as of the effective date of termination or expiration shall survive the termination or expiration of this Agreement. In addition, the provisions of Section 2.2, (Retained Rights), 2.3 (Government Rights), 2.5 (Improvements), 3.1 (Initial Fee), Article 3 (Consideration) (with respect to any final reports or to the extent any amounts are due but unpaid), Section 3.6 (Reports and Records), Article 5 (Confidentiality), Article 6 (Term and Termination), Section 8.3 (Disclaimer of Warranties, Damages), Section 8.4 (Indemnification), Section 8.5 (Insurance), Article 9 (Use of Name), and Article 10 (Additional

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Provisions) shall survive such termination or expiration of this Agreement in accordance with their respective terms.

ARTICLE 7: PATENT MAINTENANCE; PATENT INFRINGEMENT

7.1 Prosecution of Licensed Patents. As between Licensor and Licensee, the Parties agree as follows:

7.1.1 Licensor shall have the sole right, but not the obligation, to Prosecute patent applications and issued patents within Licensed Patents, in Licensor’s sole discretion. Subject to Section 7.1.3, Licensor shall provide Licensee with a reasonable opportunity to review and provide comments in connection with the Prosecution of the Licensed Patents; and Licensor shall keep Licensee reasonably informed as to all material developments with respect to such Licensed Patents and shall supply to Licensee copies of material communications received and filed in connection with the Prosecution of such Licensed Patents.

7.1.2 Nothing in this Agreement obligates Licensor to continue to Prosecute any patent applications or issued patents, and Licensee acknowledges that Licensor shall have no obligation to undertake any inter-party proceedings, such as oppositions or interferences, or to undertake any re-examination or re-issue proceedings, in either case, with respect to the Licensed Patents.

7.1.3 Licensee acknowledges that the University of Pennsylvania controls Prosecution of the Licensed Patents, with Licensor having certain rights to review. Licensee acknowledges and agrees that (a) the rights and obligations under this Section 7.1 are subject to the rights of Licensor’s direct and indirect licensors with respect to the Licensed Patents, and (b) Licensor’s obligations under this Agreement only apply to the extent of Licensor’s rights with respect to participation in Prosecuting the Licensed Patents under its agreements with its direct and indirect licensors.

7.2 Infringement Actions Against Third Parties.

7.2.1 Licensee is responsible for notifying Licensor promptly of any infringement of Licensed Patents (other than Retained Rights) that may come to Licensee’s attention. Licensee and Licensor shall consult one another in a timely manner concerning any appropriate response to the infringement.

7.2.2 As between Licensor and Licensee, Licensor shall have the first right, but not the obligation, to prosecute any such infringement ****. In any action to enforce any of the Licensed Patents, Licensee, at the request and expense of Licensor, shall cooperate to the fullest extent reasonably possible, including in the event that, if Licensor is unable to initiate or prosecute such action solely in its own name, Licensee shall join such action voluntarily and shall execute all documents necessary to initiate litigation to prosecute, maintain, and settle such action.

7.2.3 If Licensor elects not to pursue any infringement of a Licensed Patent, then, to the extent that a Licensed Product is covered by an)) such License Patent and such Licensed Patent is being infringed by another product in the Field (such infringement, the “Competitive Infringement”), Licensee shall have the second right, but not the obligation, to prosecute such

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Competitive Infringement with respect to such other product in the Field, at Licensee’s own expense. In any such action to enforce any of the Licensed Patents, Licensor, at the request and expense of Licensee, shall cooperate to the fullest extent reasonably possible, including in the event that, if Licensee is unable to initiate or prosecute such action solely in its own name, Licensor shall join such action voluntarily and shall execute all documents necessary to initiate litigation to prosecute and maintain such action. In prosecuting any such Competitive Infringement, Licensee (a) shall not take any actions that would be detrimental to the Licensed Patents and Licensor’s rights with respect thereto outside the Field and (b) shall not settle any such Competitive Infringement without the prior consent of Licensor.

7.2.4 Any recovery of damages by Licensor for any infringement other than a Competitive Infringement shall be ****. Any recovery of damages by the Party undertaking enforcement or defense of a suit for Competitive Infringement shall be applied, as between Licensor and Licensee but subject to the obligations to Licensor’s direct and indirect licensors, first to reimburse each such Party for costs and expenses (including reasonable attorneys’ fees and costs) incurred by such Party in connection with such suit, and the balance remaining, if any, from any such recovery shall be ****.

7.2.5 Licensee acknowledges and agrees that (a) the rights and obligations under this Section 7.2 are subject to the rights of Licensor’s direct and indirect licensors of the Licensed Patents (including any consent or approval rights or rights to control or participate in any enforcement actions); and (b) Licensor’s obligations under this Agreement only apply to the extent that Licensor has any rights with respect to enforcing the Licensed Patents under its agreements with its direct and indirect licensors. Furthermore, Licensee acknowledges the following:

7.2.5.1 All monies recovered upon the final judgment or settlement of any action with respect to Competitive Infringement will also need to be allocated to Licensor’s direct and indirect licensors (a) to reimburse the costs and expenses (including reasonable attorneys’ fees and costs) of such licensors, (b) to take into account the royalties payable to such licensors; and (c) to take into account the relative extent of such licensors’ financial participation in such action, if applicable.

7.2.5.2 Licensor’s direct and indirect licensors retain the continuing right to intervene at their own expense and join Licensor or Licensee in any claim or suit for infringement of the Licensed Patents.

7.2.5.3 In any infringement prosecuted by Licensors’ direct and indirect licensors, all financial recoveries will be ****.

7.2.5.4 In any infringement prosecuted by Licensor’s direct and indirect licensors, Licensee agrees, at the request and expense of such licensors, to cooperate to the fullest extent reasonably possible, to the same extent as though Licensor were prosecuting such suit (as provided in this Section 7.2, including Section 7.2.2).

7.2.5.5 The written consent of Licensor’s direct and indirect licensors will be required (a) for any decision that would have a materially adverse effect on the validity,

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scope of patent claims, or enforceability of the Patent Rights and (b) for any settlement or compromise of any infringement suit that would impose any obligations or restrictions on any of its direct or indirect licensors, or grants any rights to the Licensed Patents other than rights that Licensee has the right to grant under this Agreement.

7.3 Defense of Infringement Claims. In the event Licensee or Licensor becomes aware that Licensee’s or any of its Affiliates’ or any Sublicensees’ practice of the Licensed Patents is the subject of a claim for patent infringement by a Third Party, that Party shall promptly notify the other, and the Parties shall consider the claim and the most appropriate action to take. Licensee shall cause each of its Affiliates and each Sublicensee to notify Licensee promptly in the event such entity becomes aware that its practice of the Licensed Patents is the subject of a claim of patent infringements by another. To the extent Licensor takes any action, Licensor (or its direct or indirect licensors) shall have the right to require Licensee’s reasonable cooperation in any such suit, upon written notice to Licensee; and Licensee shall have the obligation to participate upon Licensor’s request, in which event, Licensor shall bear the cost of Licensee’s participation. Without Licensor’s prior written permission, Licensee must not settle or compromise any such suit in a manner that imposes any material obligations or restrictions on Licensor or any of its direct or indirect licensors or grants any rights to the Licensed Patents other than rights that Licensee has the right to grant under this Agreement.

ARTICLE 8: WARRANTIES; INDEMNIFICATION

8.1	Warranty by Licensor. Licensor represents and warrants to Licensee as of the Effective Date:

8.1.1 Licensor is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation;

8.1.2 Licensor has taken all necessary action on its part to authorize the execution of this Agreement and the performance of all of its obligations under this Agreement and the persons executing this Agreement are authorized to execute it;

8.1.3 Licensor has the right, power, and authority to enter into this Agreement and to grant to Licensee the rights specified in this Agreement;

8.1.4 This Agreement when executed shall become the legal, valid and binding obligation of it, enforceable against it, in accordance with its terms;

8.1.5 There are no actions, suits, proceedings, or arbitrations pending or, to Licensor’s knowledge, threatened against Licensor relating to the Licensed Patents that would impact activities under this Agreement;

8.1.6 To Licensor’s knowledge, (a) the Licensed Patents are solely owned by the University of Pennsylvania, and (b) no Third Party (other than Licensor’s direct and indirect licensors) has any right, interest? or claim in or to such Licensed Patents in the Field that are inconsistent with those granted td Licensee in the Field under this Agreement;

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8.1.7 To Licensor’s knowledge, no Third Party is infringing any of the Licensed Patents in a manner that is inconsistent with the scope of rights granted to Licensee in the Field under this Agreement;

8.1.8 Licensor has not received any written notice from any Third Party patentee alleging infringement of such Third Party’s patents by the practice of the Licensed Patents in the Field;

8.1.9 To Licensor’s knowledge, the Penn Agreement and GSK Agreement are in full force and effect and Licensor is not in breach of any provisions thereof; and

8.1.10 To Licensor’s knowledge, Licensor does not Control as of the Effective Date any patent or patent application (other than the Licensed Patents) that has a claim expressly reciting a composition of matter of AAVrh10 (as defined in Section 1.1(a)). For the purpose of this Section 8.1.10, “Control” means the possession by Licensor (whether by ownership or license, other than pursuant to this Agreement) of the ability to grant to Licensee access, a license, or a sublicense (as applicable) to the applicable patent or patent application on the terms and conditions set forth herein without violating the terms of any agreement or other arrangement with any Third Party.

8.2	Warranty by Licensee. Licensee represents and warrants to Licensor as of the Effective Date that:

8.2.1 Licensee is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation;

8.2.2 Licensee has taken all necessary action on its part to authorize the execution of this Agreement and the performance of all of its obligations under this Agreement and the persons executing this Agreement are authorized to execute it;

8.2.3 Licensee has the right, power, and authority to enter into this Agreement and to grant the rights granted by it hereunder;

8.2.4 This Agreement when executed shall become the legal, valid and binding obligation of it, enforceable against it, in accordance with its terms;

8.2.5 Licensee has the ability and the resources, including financial resources, necessary to carry out its obligations under this Agreement; and

8.2.6 There are no actions, suits, proceedings, or arbitrations pending or, to the Licensee’s knowledge, threatened against Licensee that would impact activities under this Agreement.

8.3 Disclaimer of Warranties, Damages. EXCEPT AS SET FORTH IN SECTION 8.1, THE LICENSED PATENTS, LICENSED PRODUCTS, AND ALL RIGHTS LICENSED UNDER THIS AGREEMENT ARE PROVIDED ON AN “AS IS” BASIS, AND LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT THERETO. BY WAY OF EXAMPLE BUT NOT OF LIMITATION, LICENSOR MAKES NO

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REPRESENTATIONS OR WARRANTIES, AND HEREBY DISCLAIMS ALL EXPRESS AND IMPLIED REPRESENTATIONS AND WARRANTIES, (i) OF COMMERCIAL UTILITY, ACCURACY, COMPLETENESS, PERFORMANCE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OR ENFORCEABILITY OF THE LICENSED PATENTS, AND PROFITABILITY; OR (ii) THAT THE USE OF THE LICENSED PATENTS OR LICENSED PRODUCTS WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER PROPRIETARY RIGHTS OF THIRD PARTIES. EXCEPT AS SET FORTH HEREIN, NONE OF LICENSOR OR ANY OF LICENSOR’S DIRECT OR INDIRECT LICENSORS SHALL BE LIABLE TO LICENSEE, LICENSEE’S SUCCESSORS OR ASSIGNS, ANY SUBLICENSEES, OR ANY THIRD PARTY WITH RESPECT TO: (a) ANY CLAIM ARISING FROM USE OF THE LICENSED PATENTS, LICENSED PRODUCTS, AND ANY OR ALL RIGHTS LICENSED UNDER THIS AGREEMENT OR FROM THE DEVELOPMENT, TESTING, MANUFACTURE, USE, OR SALE OF LICENSED PRODUCTS; OR (b) ANY CLAIM FOR LOSS OF PROFITS, LOSS OR INTERRUPTION OF BUSINESS, OR FOR INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ANY ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT OR THE EXERCISE OF RIGHTS HEREUNDER, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES. NOTHING IN THIS SECTION 8.3 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER SECTION 8.4 OR TO LIMIT A PARTY’S LIABILITY FOR BREACHES OF ITS OBLIGATION REGARDING CONFIDENTIALITY UNDER Article 5.

8.4 Indemnification.

8.4.1 By Licensee. Licensee shall defend, indemnify, and hold harmless Licensor, its direct and indirect licensors of the Licensed Patents, and their respective shareholders, members, officers, trustees, faculty, students, contractors, agents, and employees (individually, a “Licensor Indemnified Party” and, collectively, the “Licensor Indemnified Parties”) from and against any and all Third Party liability, loss, damage, action, claim, fee, cost, or expense (including attorneys’ fees) (individually, a “Third Party Liability” and, collectively, the “Third Party Liabilities”) suffered or incurred by the Licensor Indemnified Parties from claims of such Third Parties that result from or arise out of: ****; provided, however, that Licensee shall not be liable for claims based on any breach by Licensor of the representations, warranties, or obligations of this Agreement or the gross negligence or intentional misconduct of any of the Licensor Indemnified Parties. Without limiting the foregoing, Licensee must defend, indemnify, and hold harmless the Licensor Indemnified Parties from and against any Third Party Liabilities resulting from:

(a)	any **** or other claim of any kind related to the **** by a Third Party of a **** by Licensee, its Affiliates, any Sublicensees, their respective assignees, or vendors;

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(b)	any claim by a Third Party that the ****; and

(c)	**** conducted by or on behalf of Licensee, its Affiliates, any Sublicensees, their respective assignees, or vendors relating to the Licensed Patents or Licensed Products, including any claim by or on behalf of a ****.

8.4.2 By Licensor. Licensor shall defend, indemnify, and hold harmless Licensee, its shareholders, members, officers, contractors, agents, and employees (individually, a “Licensee Indemnified Party” and, collectively, the “Licensee Indemnified Parties”) from and against any and all Third Party Liabilities suffered or incurred by the Licensee Indemnified Parties from claims of such Third Parties that result from or arise out of: **** provided, however, that Licensor shall not be liable for claims based on any breach by Licensee of the representations, warranties, or obligations of this Agreement or the gross negligence or intentional misconduct of any of the Licensee Indemnified Parties.

8.4.3 Indemnification Procedure. Each Party, as an indemnifying party (an “Indemnifying Party”), shall not be permitted to settle or compromise any claim or action giving rise to Third Party Liabilities in a manner that imposes any restrictions or obligations on any indemnified party (an “Indemnified Party”) without the Indemnified Party’s prior written consent or, if Licensee is the Indemnifying Party, that imposes any restrictions Or obligations on Licensor’s direct or indirect licensors or grants any rights to the Licensed Patents or Licensed Products other than those Licensee has the right to grant under this Agreement without Licensor’s prior written consent. The Indemnifying Party shall be permitted to control any litigation or potential litigation involving the defense of any claim subject to indemnification pursuant to this Section 8.4, including the selection of counsel, with the reasonable approval of the Indemnified Party. If an Indemnifying Party fails or declines to assume the defense of any such claim or action within **** after notice thereof, the Indemnified Party may assume the defense of such claim or action at the cost and risk of the Indemnifying Party, and any Third Party Liabilities related thereto shall be conclusively deemed a Third Party Liability of the Indemnifying Party. The indemnification rights of a Indemnified Party contained in this Agreement are in addition to all other rights that such Indemnified Party may have at law or in equity or otherwise. The Indemnifying Party will pay directly all Third Party Liabilities incurred for defense or negotiation of any claim hereunder or will reimburse the Indemnified Party for all documented Third Party Liabilities incident to the defense or negotiation of any such claim within **** after the Indemnifying Party’s receipt of invoices for such fees, expenses, and charges.

8.5 Insurance. Licensee will procure and maintain insurance policies for the following coverages with respect to product liability, personal injury, bodily injury, and property damage arising out of Licensee’s (and its Affiliates’ and any Sublicensees’) performance under this Agreement: (a) during the term of this Agreement, comprehensive general liability, including

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broad form and contractual liability, in a minimum amount of **** combined single limit per occurrence (or claim) and in the aggregate annually; (b) prior to the commencement of clinical trials involving Licensed Products and thereafter for a period of not less than **** (or such longer period as Licensee is required by applicable law to continue to monitor the participants in the clinical trial), clinical trials coverage in amounts that are reasonable and customary in the U.S. pharmaceutical industry, subject always to a minimum limit of **** combined single limit per occurrence (or claim) and in the aggregate annually; and (c) from prior to the first commercial sale of a Licensed Product until **** after the last sale of a Licensed Product, product liability coverage, in amounts that are reasonable and customary in the U.S. pharmaceutical industry, subject always to a minimum limit of **** combined single limit per occurrence (or claim) and in the aggregate annually. Licensor may review periodically the adequacy of the minimum amounts of insurance for each coverage required by this Section 8.5, and Licensor reserves the right to require Licensee to adjust the limits accordingly. The required minimum amounts of insurance do not constitute a limitation on Licensee’s liability or indemnification obligations to the Licensor Indemnified Parties under this Agreement. The policies of insurance required by this Section 8.5 will be issued by an insurance carrier with an A.M. best rating of **** or better and will name Licensor as an additional insured with respect to Licensee’s performance (and its Affiliates’ and any Sublicensees’) under this Agreement. Licensee will provide Licensor with insurance certificates evidencing the required coverage within **** after the Effective Date and the commencement of each policy period and any renewal periods. Each certificate will provide that the insurance carrier will notify Licensor in writing at least **** prior to the cancellation or material change in coverage. Licensee will cause all Sublicensees to comply with the terms of this Section 8.5 to the same extent as Licensee.

ARTICLE 9: USE OF NAME

Licensee, its Affiliates, any Sublicensees, and all of its and their employee’s and agents must not use Licensor’s, the University of Pennsylvania’s, or SmithKline Beecham Corporation’s name, seal, logo, trademark, or service mark (or any adaptation thereof) or the name, seal, logo, trademark, or service mark (or any adaptation thereof) of any of such entities’ representative, school, organization, employee, or student in any way without the prior written consent of Licensor or such entity, as applicable; provided, however that Licensee may acknowledge the existence and general nature of this Agreement.

ARTICLE 10: ADDITIONAL PROVISIONS

10.1 Relationship. Nothing in this Agreement shall be deemed to establish a relationship of principal and agent between Licensee and Licensor, nor any of their agents or employees for any purpose whatsoever, nor shall this Agreement be construed as creating any other form of legal association or arrangement which would impose liability upon one Party for the act or failure to act of the other Party.

10.2 Assignment. The rights and obligations of Licensee and Licensor hereunder shall inure to the benefit of, land shall be binding upon, their respective permitted successors and assigns. Licensee may not assign this Agreement or any of its rights or obligations under this Agreement without the prior written consent of Licensor; provided, however, that Licensee may assign this

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Agreement, without Licensor’s prior written consent, pursuant to a merger or sale of all or substantially all of the assets to which the Agreement relates; provided that, as part of any permitted assignment, (a) Licensee provides Licensor with notice of such assignment at least five business days prior to the effectiveness of such assignment, and (b) Licensee requires any such assignee to agree in writing to be legally bound by this Agreement to the same extent as Licensee and provides Licensor with a copy of such assignee undertaking. Licensor may assign this Agreement and its rights and obligations without the consent of Licensee. No assignment shall relieve the assigning Party of responsibility for the performance of any accrued obligations which it has prior to such assignment. Any attempted assignment by Licensee in violation of this Section 10.2 shall be null and void and of no legal effect.

10.3 Waiver. A waiver by either Party of a breach of any provision of this Agreement will not constitute a waiver of any subsequent breach of that provision or a waiver of any breach of any other provision of this Agreement.

10.4 Notices. Notices, payments, statements, reports, and other communications under this Agreement shall be in writing and shall be deemed to have been received as of the date received if sent by public courier (e.g., Federal Express), by Express Mail, receipt requested, or by facsimile (with a copy of such facsimile also sent by one of the other methods of delivery) and addressed as follows:

If for Licensor:	with a copy to:

ReGenX Biosciences, LLC 750 17th Street, NW Suite 1100 Washington, DC 20006 USA Attn: Chief Executive Officer Telephone: 202-785-7438 Facsimile: 202-785-7439	ReGenX Biosciences, LLC 750 17th Street, NW Suite 1100 Washington, DC 20006 USA Attn: General Counsel Telephone: 202-785-7438 Facsimile: 202-785-7439

If for Licensee:	with a copy to:

Lysogene Société par Actions Simplifiée 52 rue de la Boetie, 75008 Paris, France Attn: Chief Executive Officer Telephone: +33 1 56 88 52 87 Facsimile: + 33 1 56 88 52 81	Colombus Audit & Expertise 52 rue de la Boetie, 75008 Paris, France Attn: President Telephone: + 33 1 56 88 52 90 Facsimile: + 33 1 56 88 52 81

Either Party may change its official address upon written notice to the other Party.

10.5 Applicable Law. This Agreement shall be construed and governed in accordance with the laws of the State of New York, without giving effect to conflict pf law provisions that may require the application of the laws of another jurisdiction. Subject to Section 10.6, the Parties hereby submit to the exclusive jurisdiction of and venue in the courts located in the State of New York with respect to any and all disputes concerning the subject of this Agreement.

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10.6 Dispute Resolution. In the event of any controversy or claim arising out of or relating to this Agreement, the Parties shall first attempt to resolve such controversy or claim through good faith negotiations for a period of not less than **** following notification of such controversy or claim to the other Party. If such controversy or claim cannot be resolved by means of such negotiations during such period, then such controversy or claim shall be resolved by binding arbitration administered by the American Arbitration Association (“AAA”) in accordance with the Commercial Arbitration Rules of the AAA in effect on the date of commencement of the arbitration, subject to the provisions of this Section 10.6. The arbitration shall be conducted as follows:

10.6.1 The arbitration shall be conducted by three arbitrators, each of whom by training, education, or experience has knowledge of the research, development, and commercialization of biological therapeutic products in the United States. The arbitration shall be conducted in English and held in New York, New York.

10.6.2 In its demand for arbitration, the Party initiating the arbitration shall provide a statement setting forth the nature of the dispute, the names and addresses of all other parties, an estimate of the amount involved (if any), the remedy sought, otherwise specifying the issue to be resolved, and appointing one neutral arbitrator. In an answering statement to be filed by the responding Party within **** after confirmation of the notice of filing of the demand is sent by the AAA, the responding Party shall appoint one neutral arbitrator. Within **** from the date on which the responding Party appoints its neutral arbitrator, the first two arbitrators shall appoint a chairperson.

10.6.3 If a Party fails to make the appointment of an arbitrator as provided in Section 10.6.2, the 1 AAA shall make the appointment. If the appointed arbitrators fail to appoint a chairperson within the time specified in Section 10.6.2 and there is no agreed extension of time, the AAA shall appoint the chairperson.

10.6.4 The arbitrators will render their award in writing and, unless all Parties agree otherwise, will include an explanation in reasonable detail of the reasons for their award. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof, including in the courts described in Section 10.5. The arbitrators will have the authority to grant injunctive relief and other specific performance; provided that the arbitrators will have no authority to award damages in contravention of this Agreement, and each Party irrevocably waives any claim to such damages in contravention of this Agreement. The arbitrators will, in rendering their decision, apply the substantive law of the State of New York, without giving effect to conflict of law provisions that may require the application of the laws of another jurisdiction. The decision and award rendered by the arbitrators will be final and non-appealable (except for an alleged act of corruption or fraud on the part of the arbitrator).

10.6.5 The Parties shall use their reasonable efforts to conduct all dispute resolution procedures under this Agreement as expeditiously, efficiently, a d cost-effectively as possible.

10.6.6 All expenses and fees of the arbitrators and expenses for hearing facilities and other expenses of the arbitration will be borne equally by the Parties unless the Parties agree otherwise or unless the arbitrators in the award assess such expenses against one of the Parties or

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allocate such expenses other than equally between the Parties. Each of the Parties will bear its own counsel fees and the expenses of its witnesses except to the extent otherwise provided in this Agreement or by applicable law.

10.6.7 Compliance with this Section 10.6 is a condition precedent to seeking relief in any court or tribunal in respect of a dispute, but nothing in this Section 10.6 will prevent a Party from seeking equitable or other interlocutory relief in the courts of appropriate jurisdiction, pending the arbitrators’ determination of the merits of the controversy, if applicable to protect the confidential information, property, or other rights of that Party or to otherwise prevent irreparable harm that may be caused by the other Party’s actual or threatened breach of this Agreement.

10.7 No Discrimination. Licensee, its Affiliates, and any Sublicensees, in their respective activities under this Agreement, shall not discriminate against any employee or applicant for employment because of race, color, sex, sexual, or affectional preference, age, religion, national, or ethnic origin, handicap, or because he or she is a disabled veteran or a veteran (including a veteran of the Vietnam Era).

10.8 Compliance with Law. Licensee (and its Affiliates’ and any Sublicensees’) must comply with all prevailing laws, rules, and regulations that apply to its activities or obligations under this Agreement. Without limiting the foregoing, it is understood that this Agreement may be subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes, and other commodities, articles, and information, including the Arms Export Control Act as amended in the Export Administration Act of 1979 and that Licensee’s obligations are contingent upon compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by Licensee that Licensee shall not export data or commodities to certain foreign countries without prior approval of such agency. Licensor neither represents that a license is not required nor that, if required, it will issue.

10.9 Entire Agreement. This Agreement embodies the entire understanding between the Parties relating to the subject matter hereof and supersedes all prior understandings and agreements, whether written or oral, including that certain Mutual Non-Disclosure Agreement between the Parties dated January 1, 2012. All “Confidential Information” disclosed by the Parties pursuant to such Mutual Non-Disclosure Agreement shall be deemed “Confidential Information” under this Agreement (unless and until it falls within one of the exclusions set forth in Section 1.4). This Agreement may not be varied except by a written document signed by duly authorized representatives of both Parties.

10.10 Marking. Licensee, its Affiliates, and any Sublicensees shall mark any Licensed Product (or their containers or labels) made, sold, or otherwise distributed by it or them with any notice of patent rights necessary or desirable under applicable law enable the Licensed Patents to be enforced to their full extent in any country where Licensed Products are made, used, sold, offered for sale, or imported.

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10.11 Severability and Reformation. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, then such invalid or unenforceable provision will be automatically revised to be a valid or enforceable provision that comes as close as permitted by law to the Parties’ original intent; provided that, if the Parties cannot agree upon such valid or enforceable provision, the remaining provisions of this Agreement will remain in full force and effect, unless the invalid or unenforceable provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid or unenforceable provisions.

10.12 Further Assurances. Each Party hereto agrees to execute, acknowledge, and deliver such further instruments, and to do all other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

10.13 Interpretation; Construction. The captions to the several Articles and Sections of this Agreement are included only for convenience of reference and shall not in any way affect the construction of, or be taken into consideration in interpreting, this Agreement. In this Agreement, unless the context requires otherwise, (a) the word “including” shall be deemed to be followed by the phrase “without limitation” or like expression; (b) references to the singular shall include the plural and vice versa; (c) references to masculine, feminine, and neuter pronouns and expressions shall be interchangeable; (d) the words “herein” or “hereunder” relate to this Agreement; (e) “or” is disjunctive but not necessarily exclusive; (f) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (g) all references to “dollars” or “$” herein shall mean U.S. Dollars; (h) unless otherwise provided, all reference to Sections and exhibits in this Agreement are to Sections and exhibits of and in this Agreement; and (i) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified. Business days shall mean a day on which banking institutions in Washington, D.C. are open for business. Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and provisions.

10.14 Cumulative Rights and Remedies. The rights and remedies provided in this Agreement and all other rights and remedies available to either Party at law or in equity are, to the extent permitted by law, cumulative and not exclusive of any other right or remedy now or hereafter available at law or in equity. Neither asserting a right nor employing a remedy shall preclude the concurrent assertion of any other right or employment of any other remedy, nor shall the failure to assert any right or remedy constitute a waiver of that right or remedy.

10.15 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

10.16 Recordation of License. During the term of this Agreement, if Licensee determines that it Is necessary to record a confirmation of the license granted under this Agreement in a country where a Licensed Patent is filed, which recording is necessary to comply with law or to make such license effective against Third Parties, Licensee may notify Licensor in writing of such

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requirement, including an explanation thereof and a draft document to be recorded. Licensor will discuss such requirement in good faith with Licensee, together with the form of document to be filed, which the Parties intend will be a summary or acknowledgement of the license granted under this Agreement. If the Parties agree to a recording, Licensee may make the applicable recording in the form agreed to by Licensor, at Licensee’s sole expense. Licensee agrees that it will not make any recordings or filings with respect to this Agreement without the prior written consent of Licensor both as to the requirement of the recording and the form of the recording to be made. Licensor agrees that Licensee may make a recording relating to this Agreement in France, subject to the Parties agreeing on the form of document to be recorded. Following expiration or termination of this Agreement for any reason, Licensor may record, at Licensee’s expense, any documentation needed to reflect such expiration or termination, and Licensee agrees to provide Licensor reasonable assistance thereto, including by executing any necessary acknowledgements.

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IN WITNESS WHEREOF, the Parties, intending to be legally bound, have caused this License Agreement to be executed by their duly authorized representatives.

REGENX BIOSCIENCES, LLC		LYSOGENE SOCIÉTÉ PAR ACTIONS SIMPLIFIÉE

By	/s/ Kenneth Mills	By:	/s/ Karen Arach
Name:	Kenneth Mills	Name:	Karen Arach
Title:	President and CEO	Title:	President and CEO

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Exhibit A

Licensed Patents

Appin #	Title	Inventors	Nos	Docket
****	****	****	****	****

Docket	Country	Appin No	Filing Date	Patent Number	Issue Date	Pubn Number	Pub Date
****	****	****	****	****	****
****	****	****	****
****	****	****	****
****	****	****	****			****	****
****	****	****	****
****	****	****	****
****	****	****	****	****	****
****	****	****	****	****	****
****	****	****	****

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Exhibit B

Press Release

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DRAFT-NOT FOR DISTRIBUTION

REGENX BIOSCIENCES AND LYSOGENE ENTER INTO EXCLUSIVE LICENSE

AGREEMENT FOR DEVELOPMENT OF TREATMENTS FOR SERIOUS, RARE

LYSOSOMAL STORAGE DISORDER USING NAV® rAAVrh10 VECTORS

WASHINGTON, DC and PARIS, FRANCE [December     , 2013] — REGENX Biosciences, LLC (REGENX) and LYSOGENE SAS (LYSOGENE) announce that they have entered into an agreement enabling the development and commercialization of products to treat mucopolysaccharidosis type IIIA (MPS IIIA or Sanfilippo syndrome Type A) using NAV rAAVrh10.

Under the terms of the Agreement, REGENX granted LYSOGENE an exclusive worldwide license, with rights to sublicense, to REGENX’s NAV rAAVrh10 vectors for treatment of MPS IIIA in humans. In return for these rights, REGENX receives payments in the form of an up-front payment, certain milestone fees and royalties on net sales of products incorporating NAV rAAVrh10.

“We believe this exclusive license agreement will enable LYSOGENE to advance the development of its NAV based treatment for patients with MPS IIIA,” said Ken Mills, President and CEO of REGENX. “As a leader in gene therapy, we are pleased to be formally collaborating with the Lysogene team that, by the successful completion of a recent Phase I/II trial, demonstrates outstanding expertise, resources, and commitment to patients. Providing partners with access to our NAV technology further advances REGENX’s mission to enable the development of successful new AAV therapeutics.”

“Lysogene is a leading clinical stage gene therapy company committed to the development of breakthrough therapies in rare diseases. The company successfully completed a phase VII study (NCT01474343/EudraCT 2010-019962-10) using the NAV rAAVrh10 technology in Sanfilippo syndrome. We are very

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pleased to enter into this agreement with REGENX, which we believe offers us the best path to expeditiously advance the clinical development of our lead product towards the market and to patients in extraordinary high demand”, said Karen Aiach, Founder, President and CEO of LYSOGENE.

“Sanfillipo disease is a complete unmet medical need and our clinical study using NAV rAAVrh10 indicates that gene therapy may become an outstanding treatment option”, said Olivier Danos PhD, Co-founder and Senior Scientific Advisor to LYSOGENE.

About MPS III A (Sanfilippo syndrome Type A)

Sanfilippo syndrome is a lethal, rare, autosomal recessive condition characterized by rapid neurodegeneration, severe and invasive behavioural disorders, and mild peripheral symptoms. Patients generally do not live above their second decade. There is currently no treatment. Sanfilippo syndrome is caused by mutations in a gene that encodes N-sulfoglucosamine sulfohydrolase (sulfamidase) which is needed to break down glycoaminoglycans - used in a number of biological functions. It affects approximately 1 in 100,000 births, and is still largely underdiagnosed.

About REGENX Biosciences

REGENX Biosciences is the leading AAV gene therapy company that is developing a new class of personalized therapies, based on its proprietary NAV vector technology platform, for a range of severe diseases with serious unmet needs. NAV vector technology includes novel AAV vectors such as rAAV7, rAAV8, rAAV9, and rAAVrh10. Our treatments in development include programs for hypercholesterolemia, mucopolysaccharidoses, and retinitis pigmentosa. REGENX leadership in AAV gene therapy and corresponding intellectual property has enabled it to establish collaborations with leading global partners including Chatham Therapeutics, Fondazione Telethon, and Audentes Therapeutics. In addition, together with Fidelity Biosciences, REGENX has formed Dimension Therapeutics a company focused on the development and commercialization of AAV gene therapies for rare diseases.

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For more information regarding REGENX, please visit www.regenxbio.com.

About LYSOGENE

LYSOGENE is a clinical stage biotechnology company committed to the development of innovative therapies for patients affected with rare disorders and high unmet medical needs. LYSOGENE’s team translated its rAAVrh10 lead product for Sanfilippo from bench to bedside in an unprecedented fashion over the last years. Its lead product is for Sanfilippo syndrome, a neurodegenerative lysosomal storage disorder considered to be a perfect model for gene therapy. LYSOGENE is currently expanding its pipeline to additional diseases with high unmet medical needs.

For more information about LYSOGENE, please visit www.lvsogene.com.

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Contacts:

REGENX Biosciences

Vit Vasista, 202-785-7438

vvasista@regenxbio.com

LYSOGENE

Karen AIACH

karen.aiach@lysogene.com